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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   August 30, 2000
                                                ------------------------------
                           CTN MEDIA GROUP, INC.
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        Delaware                  0-199999                 13-3557317
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(state of other jurisdiction    (Commission              (IRS Employer
    of incorporation)           File Number)             Identification No.)

           5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328
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                           (Address of principal office)

Registrant's telephone number, including area code        (404) 256-4444
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          (Former name or former address, if changed since last report)

Item 5. Other Events

        SALE OF SERIES A CONVERTIBLE PREFERRED STOCK TO U-C HOLDINGS, L.L.C.

                On August 30, 2000, CTN Media Group, Inc., a Delaware corporation ("Company"), issued and sold to U-C Holdings, L.L.C., a Delaware limited liability company ("Holdings") which is the holder of a majority of the issued and outstanding capital stock of the Company, 66,666 shares of Series A Convertible Preferred Stock of the Company, $.001 par value per share ("Series A Preferred"), for $15.00 per share or an aggregate purchase price of $1.0 million, pursuant to an Amended and Restated Purchase Agreement ("Amended Purchase Agreement") between the Company and Holdings, dated October 18, 1999. The shares of the Series A Preferred acquired by Holdings on August 30, 2000 are in addition to an aggregate 2,109,998 shares of Series A Preferred acquired by Holdings on each of July 23, 1999, August 31, 1999, October 8, 1999, November 18, 1999 and July 20, 2000. The purpose of Holdings' purchase was to enable the Company to raise $1.0 million in gross proceeds required for the Company's working capital needs and capital expenditures.

                The Series A Preferred is convertible into shares of the Company's common stock, par value $.005 per share ("Common Stock"), at a conversion price of $4.50 per share, as may be adjusted from time to time pursuant to certain anti-dilution rights of the Series A Preferred. The holder of the Series A Preferred as the right to vote such shares in all matters subject to a vote by the holders of the Common Stock on an as-converted basis as if such shares were converted into shares of Common Stock. On the date of issuance, the 66,666 shares of Series A Preferred had the equivalent votes as 222,220 shares of Common stock. The Series A Preferred accrues dividends on a daily basis at a rate of 12% per annum with quarterly compounding, which are payable, at the election of the holder, in cash or Common Stock, upon (i) liquidation of the Company, (ii) redemption of the Series A Preferred (allowable

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beginning July 23, 2006), (iii) conversion of the Series A Preferred
(allowable at any time) or (iv) acquisition by the Company of the Series A Preferred.

                As of August 30, 2000, 14,975,272 shares of the Company's Common Stock were outstanding, of which Holdings owns 11,576,612 shares, representing approximately 77.3% of the issued and outstanding shares of Common Stock. In addition, Holdings ownership in the Company includes (i) 7,255,546 shares of Common Stock issuable to Holdings upon conversion at any time of the 2,176,664 shares of Series A Preferred currently held by Holdings, including 222,220 shares of Common Stock issuable upon the conversion of the 66,666 shares of Series A Preferred issued to Holdings on August 30, 2000, (ii) 791,244 shares of Common Stock that Holdings has the right to acquire as of August 30, 2000 in lieu of cash payment from the Issuer of $3,560,600 of Series A Preferred dividends accrued through August 30, 2000 and due upon conversion of its shares of Series A Preferred, (iii) 924,832 shares of Common Stock subject to currently exercisable Class C Warrants issued to Holdings on October 5, 1998 and April 25, 1997 and (iv) 1,721,295 shares of Common Stock currently purchasable by Holdings pursuant to certain Equity Protection Agreements dated April 25, 1997, which give Holdings the right to purchase Common Stock upon the exercise of certain private placement warrants and options. These share numbers do not include an additional 3,426,105 shares of Common Stock not yet purchasable by Holdings under the Equity Protection Agreements.

                If Holdings were to exercise all of its current rights, it would own 22,269,529 shares of Common Stock, which would represent approximately 86.8% of the Company's issued and outstanding shares of Common Stock.

Item 7. Financial Statements and Exhibits.

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EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
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
  5.1 Amended and Restated Purchase Agreement dated October 18, 1999 by and between College Television Network, Inc. and U-C Holdings, L.L.C. (incorporated by reference to Exhibit
                                5.1 to the Form 8-K filed on October 27,
                                1999).
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                                    SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 7, 2000                       CTN MEDIA GROUP, INC.


                                        By: /s/ Jason Elkin
                                           -----------------------------------
                                           Jason Elkin
                                           Chairman of the Board and
                                           Chief Executive Officer